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                                                                  EXHIBIT 10.1


CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                       DISTRIBUTION AND LICENSE AGREEMENT


        THIS AGREEMENT, dated as of July 19, 1999 (the "Effective Date") by and between WOMEN FIRST HEALTHCARE, INC., a Delaware corporation having its principal place of business at 12220 El Camino Real, Suite 400, San Diego, California 92130 ("WFHC"), and LABORATOIRES FOURNIER S.A., a French corporation having its principal place of business at 42 rue de Longvic, 21300 Chenove, France ("Fournier"),


                              W I T N E S S E T H:

        WHEREAS, WFHC is in the business of, inter alia, developing, marketing, distributing and selling medical, consumer and educational products; and

        WHEREAS, Fournier or its Affiliates (as hereinafter defined) own rights in and to certain Products (as hereinafter defined); and

        WHEREAS, WFHC desires to license from Fournier, and Fournier desires to license to WFHC, certain rights to the Products in the Territory (as hereinafter defined);

        NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:


                             Article 1. DEFINITIONS

        For purposes of this Agreement, the terms defined in this Section shall have the meanings specified below:

        1.1 "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

        1.2 "Average Floor Price" shall mean the amount in euro calculated by
(i) multiplying the Floor Price of each Product form by the number of patches of that form sold by Seller during the last calendar quarter, (ii) adding together the multiplication results, and (iii) dividing the total by the aggregate number of patches

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sold by Seller during said calendar quarter. Any Product form for which no Floor
Price shall have been determined yet shall not be considered in this calculation.

        1.3 "Change of Control" shall mean, with respect to a party, any event resulting in a change of the corporation, person or entity that controls such party according to any of the control criteria set forth in Section 1.1 above.

        1.4 "CST" shall mean Cross Site Technologies SA, an Affiliate of Fournier as of the date hereof.

        1.5 "Discount" shall mean a reduction in the price of the Samples, such reduction being * * * for the first Sales Year, * * * for the second Sales Year, and * * * for the third Sales Year.

        1.6 "Distributor" shall mean an entity to whom WFHC has contracted out distribution of the Product.

        1.7 "Estimated Net Selling Price" shall, for each Product form, mean the Net Selling Price for the most recent calendar quarter as available to both WFHC and Fournier.

        1.8 "FDA" shall mean the US Food and Drug Administration or any successor thereto.

        1.9 "First Commercial Sale" shall mean the first sale of a Product form by Seller to an independent customer.

        1.10 "Floor Price" shall have the meaning set forth in Section 3.3 hereof.

        1.11 "Initial Purchase Order" shall mean WFHC's first purchase order for the Product attached hereto as Appendix 2. The "delivery dates" therein specified shall mean the dates Fournier ships the Product.

        1.12 "Minimal Amount" shall have the meaning set forth in Section 3.7 hereof.

        1.13 "NDC number" or "National Drug Code number" shall mean the complete identifying drug number maintained by the FDA, including labeler code, product code and package size code.

        1.14 "Net Sales" shall mean the gross invoiced sales of the Product billed to independent customers by Seller, less, to the extent such amounts are included in the invoiced sales price, actual credited allowances to such independent customers for the Product which was spoiled, damaged or returned and less actual (a) freight, postage, shipping and insurance costs incurred in transporting such Product to such customers (but only to the extent that said costs are separately delineated in Seller's


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applicable invoice); (b) customary quantity and other trade discounts, rebates and chargebacks actually allowed and taken in connection with the Product; (c) VAT and other sales taxes assessed on the royalty-bearing sale of the Product; provided that the aggregate of any deductions made pursuant to subparagraphs (a) and (b) above shall never exceed * * * of said gross invoiced sales on an annual basis.

        1.15 "Net Selling Price" shall mean, with respect to any calendar quarter, and for each dosage form of the Product, the Net Sales for such period divided by the number of units sold during such period.

        1.16 "Patent Rights" shall mean all patent applications heretofore or hereafter filed or having legal force in the Territory owned by or licensed to Fournier or to which Fournier otherwise acquires rights, which claim a Product or the process of manufacture or use of a Product, together with any and all patents that have issued or in the future issue therefrom, including utility model and design patents, extensions or restorations, certificates of invention and any and all divisions, continuations, continuations-in-part, reissues or additions to any of the aforesaid patents and patent applications; all to the extent and only to the extent that Fournier now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

        1.17 "Placebo Sample" shall mean a Sample for demonstration purposes which contains no estradiol.

        1.18 "Product(s)" shall mean the Esclim(TM) estrogen transdermal system, consisting of a twice weekly patch in strengths of 25(mu)g/24h, 37.5(mu)g/24h, 50(mu)g/24h, 75(mu)g/24h and 100(mu)g/24h, as currently approved by the FDA, together with any new dosage form thereof and a seven-day Esclim(TM) patch (provided that Fournier makes no representation and gives no warranty that such new forms or seven-day patch will be developed and FDA-approved), but excluding any * * *.

        1.19 "Quality Assurance Agreement" shall have the meaning set forth in
Section 7.4 hereof.

        1.20 "Sample" shall mean a unit of Product that is not intended to be sold but is intended to promote the sale of such Product.

        1.21 "Sales Year" shall mean a period of twelve months commencing on the first day of the first full calendar month following the First Commercial Sale of the first form of Product, or on an anniversary thereof.

        1.22 "Seller" shall mean WFHC or any WFHC Affiliate, sublicensee or Distributor.



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        1.23 "Shipping Costs" shall mean the cost of shipping the Product from
Fournier's storage facility in Fontaine-les-Dijon, France to WFHC's distribution facility in Newark, Delaware, i.e. the freight and freight insurance costs and the fees and expenses of Fournier's forwarding agent.

        1.24 "Term" shall mean seven (7) years from the later of (i) the date of the First Commercial Sale of the first form of the Product, or (ii) January 1, 2000.

        1.25 "Territory" shall mean the United States of America, including its territories and possessions and the Commonwealth of Puerto Rico.

        1.26 "Valid Patent Claim" shall mean either (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted by the patent holder to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.


                    Article 2. REPRESENTATIONS AND WARRANTIES

        2.1 Representations and Warranties of Fournier.

        (a) Corporate Power. Fournier is duly organized, validly existing and in good standing under the laws of its place of incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

        (b) Due Authorization. Fournier is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Fournier' behalf has been duly authorized to do so by all requisite corporate action.

        (c) Binding Agreement; No Conflicts. This Agreement is a legal and valid obligation binding upon Fournier and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Fournier does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Fournier is not a party to any contract the terms of which would conflict with the terms of this Agreement or under which a default or violation would arise as a result of the execution, entering into or performance of this Agreement. Fournier has not

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currently granted any third party any rights which would conflict with the rights granted to WFHC hereunder.

        (d) Validity. Fournier is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

        (e) Consents. No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which Fournier is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Fournier or the consummation of the transactions contemplated hereby.

        (f) Patents and other Proprietary Assets.

               (i) To the best of its knowledge, Fournier (1) owns or has the right to use, free and clear of all liens, claims and restrictions, all patents, patent applications, trademarks, service marks, trade names, inventions, trade secrets, copyrights, licenses and rights with respect to the foregoing, used in or necessary for the transaction proposed to be conducted by it under this Agreement, (2) in France and the Territory is not infringing and will not during the Term infringe on the right or claimed right of any person or entity under or with respect to any patent, trademark, service mark, trade name, invention, trade secret, copyright, license or other intellectual property or right with respect thereto.

               (ii) To the best of Fournier's knowledge, Fournier or its Affiliates own and have the unrestricted right to use all Product rights, manufacturing rights, trade secrets, know-how, methods, techniques, processes, inventions, designs, computer programs and technical data and all information from which independent economic value is derived, not being substantially available to the public or known by competitors and which Fournier has taken reasonable steps to maintain in secret (all of the foregoing of which are collectively referred to herein as "intellectual property") required for the transactions to be conducted by it under this Agreement, free and clear of any material right, lien or claim of others.

               (iii) Since their organization, Fournier and CST have taken (and will hereafter take) reasonable security measures to protect the secrecy, confidentiality and value of all intellectual property developed and the rights granted to WFHC hereunder.

               (iv) As of the date hereof, Fournier is not aware that any of Fournier's employees, advisors or consultants who have knowledge of intellectual property or portion thereof is or will be in violation of his or her confidentiality agreement or duty, and Fournier shall use reasonable efforts to prevent any such violation. Fournier is not aware that any of Fournier' employees or consultants is obligated under any contract (including licenses, covenants or commitments of any

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nature) or other agreement, or subject to any judgment, decree or other of any court or administrative agency, that would conflict with the transactions contemplated by this Agreement.

               (v) Fournier has not currently granted, and will not grant, any license or right to use its proprietary information or intellectual property inconsistent with WFHC's rights hereunder.

        (g) Product. Fournier warrants (a) that in manufacturing or causing CST to manufacture the Product it or CST, as the case may be, will comply with all manufacturing instructions and the specification set forth in the New Drug Application filed for the Product with the United States Food and Drug Administration (the "FDA"); (b) that the Product will be produced in accordance with such instructions and specifications and in compliance with the Good Manufacturing Practices and Quality System Regulations of the FDA and other applicable laws, rules and regulations; and (c) that the Product being delivered will comply with said specification, will not be adulterated or misbranded, will not have been misused, contaminated, tampered with or otherwise altered, mishandled, subjected to negligence, and will have not less than the minimal shelf life stated in Articles 3.5 and 3.6 hereof.

        2.2    Representations and Warranties of WFHC.

        (a) Corporate Power. WFHC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

        (b) Due Authorization. WFHC is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on WFHC's behalf has been duly authorized to do so by all requisite corporate action.

        (c) Binding Agreement. No Conflicts. This Agreement is a legal and valid obligation binding upon WFHC, and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by WFHC does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. WFHC is not a party to any contract the terms of which would conflict with the terms of this Agreement or under which a default or violation would arise as a result of the execution, entering into or performance of this Agreement. WFHC has not accepted from any third party any obligation which would conflict with the obligations taken by WFHC hereunder, nor has WFHC granted any third party any right so conflicting.

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        (d) Validity. WFHC is aware of no action, suit or inquiry or investigation instituted by any United States federal or state governmental agency which questions or threatens the validity of this Agreement.

        (e) Consents. No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which WFHC is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by WFHC or the consummation of the transactions contemplated hereby.


        2.3 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GIVES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS A RESULT OF A BREACH OF ARTICLE 6 HEREOF, NEITHER PARTY TO THIS AGREEMENT SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.


              Article 3. LICENSE; ROYALTIES AND OTHER CONSIDERATION

        3.1 License Grants to WFHC. (a) Fournier hereby grants to WFHC, and WFHC hereby accepts, an exclusive (subject to Sections 3.11 and 3.12 hereof), unrestricted (save as provided herein), irrevocable (except as provided in Section 3.9 and Article 9 hereof) license, without the right to grant sublicenses (except with the prior written consent of Fournier), to market, use, distribute and sell Product in the Territory. (b) Fournier hereby grants to WFHC, and WFHC hereby accepts, an exclusive (subject to Sections 3.11 and 3.12 hereof), unrestricted (save as provided herein), irrevocable (except as provided in Sections 3.9 and Article 9 hereof) license, without the right to grant sublicenses (except with the prior written consent of Fournier), to use the trademark "Esclim(TM)" (the "Trademark"), in connection with the Product in the Territory. Fournier covenants that it will not use or license any trademarks confusingly similar to the Trademark in the Territory during the term of this Agreement.

        3.2 Initial License Fee. In consideration of the license granted to WFHC herein, WFHC shall pay to Fournier a non-refundable initial license fee equal to one million four hundred fifty thousand US dollars ($1,450,000), of which $700,000 shall be conditional, payable as follows:

               (a) $250,000 upon execution of this Agreement (provided that the $250,000 payment made by WFHC on July 1, 1999 shall be credited against this first installment); and

               (b)    $250,000 by July 31, 1999; and

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               (c)    $250,000 upon shipment by Fournier of the Product to be
                      shipped on November 5, 1999 as specified in Appendix 2;
                      and

               (d) $350,000 within thirty (30) days after the close of the first Sales Year if Seller has sold not less than * * * patches of the Product in the Territory during that Sales Year; and

               (e) $350,000 within thirty (30) days after the close of the second Sales Year if Seller has sold not less than * * * patches of the Product in the Territory during that Sales Year.

               In the event that a delay in the shipment of the first Product consignment is attributable to WFHC's negligence or willful default, the $250,000 payment referred to in Subparagraph (c) above shall be due and payable on November 22, 1999, irrespective of the shipment of said Product, and without prejudice to Fournier's other rights and remedies.

        3.3    Royalties and Product Price. WFHC shall

        (i) in further consideration of the license granted to WFHC herein pay to Fournier a royalty quarterly during the Term equal to the greater of
(a) * * * of Net Sales or (b) * * * per patch ("Floor Royalty"), based on the Product sold during the applicable quarter (including a patent royalty equal to * * * of Net Sales), and

        (ii) in consideration of the supply of Product pay to Fournier the Shipping Costs and the greater of (a) * * * of Net Sales of the Product sold during the applicable quarter or (b) the Floor Price (as defined below).

The Floor Price shall be (i) * * * per patch for the 25(mu)g, 37.5(mu)g and 50(mu)g dosage forms of the Product, and (ii) * * * per patch for the 75(mu)g and 100(mu)g dosage forms of the Product. The Floor Price and the Floor Royalty with respect to new dosage forms and the seven-day patch will be reasonably determined by Fournier. The Floor Price for any Product form may be reasonably adjusted by Fournier, not more than once per calendar year, in the event of a change in its or CST's manufacturing costs. In the event Fournier desires to make such an adjustment, it shall notify WFHC and the parties shall meet and use reasonable efforts to agree on the amount of such adjustment. If the parties are unable to agree notwithstanding such efforts, WFHC may at its expense designate an independent public accountant reasonably acceptable to Fournier to review any information which may justify such adjustment. The accountant shall report to WFHC whether the information justifies the adjustment, but shall not disclose to WFHC the content of any non-public information disclosed by Fournier or CST during such review. If the accountant reports that the information justifies the proposed adjustment or a smaller adjustment, the Floor Price shall be adjusted accordingly. If (i) the parties are unable to agree notwithstanding said efforts, and (ii) the aggregate of the royalty and



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the new Average Floor Price as proposed by Fournier exceed * * * of the most recent quarterly Net Sales as available to WFHC and Fournier on the date Fournier first proposes the adjustment, either party may by giving not less than three (3) months' prior written notice to the other terminate this Agreement. During such notice period, all rights and licenses of WFHC hereunder shall be deemed to be non-exclusive.

        3.4    Responsibilities of Parties.

               (a) Fournier. Fournier, by itself or through CST, shall be solely responsible for the manufacture of the Product, including the identification, contracting and sublicensing of any third parties to formulate, manufacture or package the Product, and shall be solely responsible for all quality assurance, quality control and other aspects of manufacturing the Product, provided that Fournier shall after payment of the second installment of the above license fee transfer to WFHC responsibility for the New Drug Application (the "NDA") filed with the FDA with respect to the Product. In the event that Fournier or CST believes that there will be some delay in shipping any purchase order for Product, Fournier, by itself or through CST, shall provide a monthly report as to the manufacturing status of each lot. The report shall describe any issues that could impact delivery dates.

               (b) WFHC. WFHC shall be solely responsible for US Customs clearance, sales, marketing, advertising, distribution of the Product, GMP compliance of the distribution facility, and for handling product complaints and other regulatory matters with respect to the Product (other than NDA submissions for new Product forms) in the Territory. WFHC shall not manufacture any Product, except that it shall assume responsibility for the final packaging of the Samples (subject to appropriate NDA changes). WFHC may entrust Fournier (under separate terms) or a third party with such Sample packaging. WFHC acknowledges that Fournier will not be under any obligation to disclose any manufacturing information or data to WFHC, except (i) as is necessary for final Sample packaging if not performed by Fournier or CST, or (ii) as required by applicable law or regulation. WFHC shall sell, distribute and promote the Product under the Trademark, to the exclusion of any other trademark (except WFHC's own corporate name and, as the case may be, that of its sublicensees).

        3.5 Supply of Products. Fournier shall supply Product to WFHC in trade packs in finished form, packaged ready for sale and labeled in the English language, C.I.F. WFHC's distribution facility in Newark, Delaware. WFHC will, at its sole cost and expense, provide NDC numbers and designs for all labeling, packaging and package inserts, subject to Fournier's and CST's production and packaging constraints. As part of such constraints, each cardboard box of Product shall contain eight (8) patches, one (1) patient package insert and one
(1) physician package insert, and the text printed onto each patch may be modified only after mutual agreement on the effective date of the modification, such date to be no later than February 1, 2000. All Product shipped to WFHC shall have a minimum shelf life of eighteen (18) months. Fournier shall provide a certificate of analysis to WFHC for its review and records with each shipment of Products to WFHC.



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        3.6 Samples. Fournier shall supply WFHC with a reasonable quantity of
Samples (to be agreed upon by the parties in good faith) for promotional purposes, in the form of individual sachets containing one patch, for a price of
* * * per sachet (one patch), plus Shipping Costs and (as the case may be) final packaging costs, C.I.F. WFHC's distribution facility in Newark, Delaware, for the 25(mu)g, 37.5(mu)g and 50(mu)g dosage forms. For those quantities of Samples which do not exceed the yearly aggregate amount set forth in Appendix 1 hereof and are shipped during the first three Sales Years, the Discount shall apply to the amount invoiced, unless Fournier is required to supply a quantity of 50(mu)g Samples that exceeds 30% of the total Sample quantity in any binding purchase order.. With respect to any Sales Year other than the first three ones, WFHC and Fournier shall meet and consider possible discounts for such Year. All Samples shipped to WFHC, including Placebo Samples, shall have a minimum shelf life of twelve (12) months. The Sample price with respect to new dosage forms and the seven-day patch will be reasonably determined by Fournier. The Sample price for any Sample form may be reasonably adjusted by Fournier, in good faith, in the event of a change in its or CST's manufacturing costs. In the event Fournier desires to make such an adjustment, it shall notify WFHC and the parties shall meet and agree on the amount of such adjustment. If the parties are unable to agree, WFHC may at its expense designate an independent public accountant reasonably acceptable to Fournier to review any information asserted by Fournier to justify such adjustment. The accountant shall report to WFHC whether the information justifies the adjustment, but shall not disclose to WFHC the content of any non-public information disclosed by Fournier or CST during such review.

All Samples received shall be kept separate from other Products, shall be used for Product promotion only and shall not be packaged or re-packaged for sale purposes. Upon not less than five (5) working days' prior written notice, and no more frequently than once each calendar year, WFHC shall permit, and shall cause its Affiliates, sublicensees, subcontractors and Distributors to permit, representatives of Fournier to have access, at all reasonable times during regular business hours, to such records and warehouses as may be necessary to verify compliance with these provisions.

Fournier shall, subject to regulatory requirements, supply WFHC with a reasonable quantity of Placebo Samples (to be agreed upon by the parties in good faith) for promotional purposes, in the form of individual sachets containing one patch, for a price of * * * for 100,000 sachets (patches), plus Shipping Costs and (as the case may be) final packaging costs, C.I.F. WFHC's distribution facility in Newark, Delaware, for the 11cm(2) form of the Product. This price shall be subject to adjustment as set forth above. The Discount shall not apply to the price of Placebo Samples. Each order and each shipment for such Placebo Samples shall amount to 100,000 sachets or an integral multiple of this amount.



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        3.7 Forecasts and Orders. WFHC shall provide Fournier a written twelve
(12) month rolling forecast at least ten (10) days prior to the first day of each calendar month ("M"), such forecast to specify the requested quantity and shipment dates for each Product form, including Samples and Placebo Samples. Each forecast shall be binding upon WFHC with respect to orders forecast for the Product (including Samples and Placebo Samples) to be delivered in the calendar months M+3, M+4, M+5 and M+6. WFHC shall issue firm purchase orders for its requirements of Product not less than ninety (90) days prior to the date of requested shipment. Fournier shall not be obligated to ship a Product by the shipment date set forth in any purchase order which is received by Fournier less than ninety (90) days prior to such shipment date. Any firm purchase order for each Product form (except Placebo Samples) shall amount to either (i) the Minimal Amount (as defined below), (ii) an amount higher than the Minimal Amount, or (iii) zero (0), but such order may be split into two or three separate shipments within the M+3 through M+6 firm forecast period. In any case, any order for the Product (except Placebo Samples) shall approximate 6,000,000 cm(2) (i.e. one manufacturing run) or an integral multiple thereof, in aggregate for all Product forms including Samples but excluding Placebo Samples. Fournier may by not more than 10% adjust the amounts of Product to be delivered, so that such amounts correspond with one manufacturing run or an integral number thereof. None of WFHC's standard terms of purchase and none of Fournier's standard terms of sale or supply shall govern any supply of Product (including Samples and Placebo Samples) under this Agreement, nor shall such terms supplement or modify any terms and conditions thereof, despite possible inclusion in any purchase order, order confirmation or other document.

The term "Minimal Amount" as used in this Section shall mean:

- for the 25(mu)g dosage form of Product       * * * patches
- for the 37.5(mu)g dosage form of Product     * * * patches
- for the 50(mu)g dosage form of Product       * * * patches
- for the 75(mu)g dosage form of Product       * * * patches
- for the 100(mu)g dosage form of Product      * * * patches
- for any new dosage form of Product
  or the 7 day patch                          amount to be reasonably determined
                                              by Fournier

        3.8 Diligence. During the term of this Agreement WFHC will use commercially reasonable best efforts to maximize the sales of the Product in the Territory. WFHC shall develop a marketing and sales policy to this effect. WFHC shall use reasonable commercial efforts to make the First Commercial Sale of the Product in the Territory no later than forty-five (45) days after the date WFHC receives the first consignment of Product. In the event that WFHC has not made such First Commercial Sale within said forty-five day period notwithstanding such efforts, WFHC shall make such First Commercial Sale as soon as reasonably possible thereafter, but no later than ninety (90) days after the date WFHC receives



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the first consignment of Product. The parties shall establish a joint marketing committee to review marketing strategy for the Product so as to achieve reasonable consistency in marketing strategy among the markets for the Product. The committee shall consist of four (4) persons, with WFHC and Fournier each being entitled to designate two (2) individuals. Each party shall bear the costs and expenses of its designated members that are incurred in connection with committee meetings. This committee shall meet not less than twice per Sales Year, unless otherwise agreed.

        3.9 Minimum Sales and Calls. A good faith sales forecast for each of the first three (3) Sales Years is attached hereto as Appendix 1 and made an integral part hereof. For each subsequent Sales Year, WFHC shall provide Fournier, no later than sixty (60) days prior to the beginning of the relevant Sales Year, with a good faith sales forecast for such Sales Year. WFHC shall sell during each of the first two (2) Sales Years no less than thirty percent (30%) of the sales forecast for the relevant Sales Year, and shall sell during the first three (3) Sales Years, in the aggregate, at least fifty percent (50%) of the sales forecast for such three (3) year period. In the event WFHC fails to achieve such minimum sales in any Sales Year (or in the aggregate in first three
(3) Sales Years), Fournier may, upon six (6) months' written notice to WFHC, and at its sole option, either terminate this Agreement or convert this Agreement into a non-exclusive license. This termination or conversion right shall be Fournier's sole and exclusive remedy for such failure, unless such failure derives from WFHC's willful default.

During each of the four (4) calendar quarters immediately following the calendar quarter in which the First Commercial Sale of the first form of Product was made, WFHC shall carry out not less than * * * Calls (as defined and measured below) and shall use commercially reasonable best efforts to carry out not less than * * * Calls. In all such four (4) calendar quarters, WFHC shall carry out not less than * * * Calls in the aggregate. If, according to WFHC's good-faith records of the number of occasions on which a Sample of the Product was signed for by a health care professional with prescribing authority, WFHC fails to achieve either (a) * * * Calls in any one (1) of such calendar quarters or (b) an aggregate of * * * Calls in all such four (4) calendar quarters, Fournier may by written notice immediately terminate this Agreement or, at its sole option, immediately convert this Agreement into a non-exclusive license. WFHC shall within thirty (30) days after the end of each calendar quarter provide Fournier with a written list of the health care professionals to whom a Sample has been given during such quarter, such list to include the name of such professionals, the date of each relevant Call and such other information as retained pursuant to WFHC's Standard Operating Procedure under applicable FDA requirements. WFHC shall permit Fournier representatives to have access, once in each calendar quarter upon not less than five (5) business days' prior written notice, to the original Sample distribution forms signed by such health care professionals as Fournier may designate. This right of access shall lapse six (6) months after the close of the last calendar quarter in which WFHC must perform such minimum Calls. Failure by WFHC to provide Fournier with such list or original forms shall be deemed to be evidence of a failure to perform the relevant Calls.



***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

For purposes of the preceding Paragraph, a "Call" shall mean a face-to-face meeting between a health care professional with prescribing authority and a professional representative of WFHC during which a verbal presentation of the key Product attributes is made to such health care professional and one or more Samples are given to such health care professional.

In the event that Fournier elects to convert this Agreement into a non-exclusive license pursuant to this Section, WFHC's license shall remain exclusive with respect to the Esclim trademark, and WFHC shall at Fournier's request permit Fournier's other licensees or distributors to cross-reference the NDA held by WFHC.

        3.10 Marketing and Sales. Fournier will, to the extent that it has the right to do so (including but not limited to the appropriate copyright), provide WFHC with a copy of such documents in the English language as are used by the relevant Fournier Affiliate to train its sales force in Canada. WFHC shall be solely responsible for any use thereof in the Territory. WFHC shall be responsible for conducting all sales training of its sales force. At WFHC's request and expense, Fournier will provide WFHC with reasonable assistance for such training. WFHC shall define a marketing and sales plan for the Product on an annual basis and shall submit each such plan to Fournier in writing no later than eight (8) weeks prior to (i) the First Commercial Sale of the first form of Product in the Territory, or (ii) the beginning of the implementation period of such plan. Fournier shall have the right to reject such plan only if, in its reasonable opinion, such plan significantly conflicts with Fournier's marketing strategy outside the Territory, provided that Fournier shall exercise this right no later than four (4) weeks after Fournier receives such plan, and provided further that at the time Fournier exercises such right it shall give WFHC a written statement articulating its reasons for rejecting such plan.

WFHC shall within thirty (30) days after the close of each calendar month provide Fournier with a written report of all Product sales effected by Seller in the Territory during that calendar month. This report shall show such sales by volume and value for each Product form.

WFHC shall at its cost and expense prepare all advertisement and promotional materials, documents and campaigns for the Product in the Territory, in accordance with FDA requirements. WFHC shall, within ten (10) days of receipt of a written request by Fournier, provide Fournier with a copy of such materials, documents and campaign plans (including but not limited to any Internet document and other electronic materials which refer to the Product) as were, are being or will be used by WFHC or its Affiliates or sublicensees in the Territory.

        3.11 Fournier's Co-Promotion Rights. Fournier shall have the right to co-promote the Product in the Territory upon reasonable co-promotion terms to be negotiated in good faith with WFHC after Fournier's decision to exercise this right. Fournier may assign this right to an Affiliate or a corporation, partnership or other entity in respect of which Fournier or its Affiliates hold not less than thirty percent (30%) of the stock or other ownership interest.

The term "co-promote" or "co-promotion" as used in this Section shall mean marketing, promotion and advertisement of the Product under (a) the relevant existing NDA and (b) the existing trademark.

        3.12  * * * Fournier and/or CST are currently developing
* * * * * *. If and when any such * * * has been approved by the Food and Drug Administration or any successor thereto for marketing in the Territory, Fournier and/or CST may, at its sole option, either (a) enter into good faith negotiations with WFHC for the purpose of granting WFHC marketing rights to such system in the Territory and agreeing upon terms therefor, or (b) select another licensee or distributor for such system in the Territory. In the (a) case, WFHC shall be required to pay half of the research and development costs and expenses relating to such system, and Fournier shall, with respect to such system, have the same assignable co-promotion right as set forth in Article 3.11 hereof. In the (b) case, Fournier shall so notify WFHC in writing, and WFHC's rights and licenses hereunder shall immediately become non-exclusive. For the avoidance of doubt, (i) the term "another licensee or distributor" as used above shall include but shall not be limited to any Affiliate of Fournier, (ii) Fournier will not during the term of this Agreement license any trademarks confusingly similar to the Trademark to another licensee or distributor in the Territory, and (iii) Fournier may identify and select another licensee or distributor at any time prior to FDA approval of the * * * , provided that such licensee or distributor shall not sell the Product in the Territory prior to said approval and notification. WFHC shall at Fournier's request permit such licensee or distributor to cross-reference the NDA held by WFHC.

        3.13 No Competition. During the term of this Agreement neither WFHC nor its Affiliates or sublicensees shall in the Territory develop, manufacture, sell, distribute or promote any transdermal patch containing estradiol as the sole active ingredient, provided that if WFHC wants to obtain marketing or licensing rights with respect to a * * *, WFHC grants Fournier a right of first negotiation so that Fournier may have priority in proposing its
* * * . For the avoidance of doubt, the word "distribute" as used in this Section 3.13 shall not include the dispensing of a product by a pharmacy.

        3.14 Provisional Product Price and Reconciliation. WFHC shall pay the Shipping Costs and the greater of (i) * * * of the Estimated Net Selling Price or (ii) the Floor Price (as defined in Section 3.3 hereof) to Fournier for each shipment and each form of Product within thirty (30) days of shipment. For the first two calendar quarters in which such Product form is sold, WFHC shall pay the Floor Price and the Shipping Costs. The provisional price as set forth above and the



***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

final Product price as set forth in Section 3.3 hereof shall be reconciled after the close of each calendar quarter on the basis of the Net Sales of that quarter, and the difference (if any) shall be paid by WFHC to Fournier within forty-five (45) days of the close of that quarter (if reconciliation shows that such difference is due to Fournier) or credited against future payments owed to Fournier (if reconciliation shows that such difference is due to WFHC). Notwithstanding the foregoing, within thirty (30) days after receipt of the report provided for under Section 4.1 hereof in respect of the last calendar quarter in each calendar year, Fournier shall pay WFHC the net amount of any such credits related to such calendar year which have not been set off against actual deliveries.


        3.15 Licensed Territory. WFHC shall refrain, and shall cause its Affiliates, sublicensees and Distributors to refrain, from selling and promoting any Product outside the Territory.


                    Article 4. ROYALTY REPORTS AND ACCOUNTING

        4.1 Reports, Exchange Rates. During the term of this Agreement following the First Commercial Sale of the first form of Product, WFHC shall for each calendar quarter furnish to Fournier a written report showing (i) the gross sales by value and volume of each form of Product sold by WFHC and its Affiliates, sublicensees and Distributors in the Territory during that calendar quarter and the detailed calculation of Net Sales from such gross sales; (ii) the royalties and the Product price (including reconciliation adjustments) payable in United States dollars, which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales, provided that WFHC will take reasonable action to seek to minimize any withholding taxes payable by Fournier and provided further that WFHC shall secure proof of payment of such taxes and provide Fournier with appropriate receipts so that Fournier may credit such taxes against its own income tax according to the applicable international tax convention; (iv) the date of the First Commercial Sale of any Product in the Territory during the reporting period; and (v) the exchange rates used in determining the amount of United States dollars payable, where conversion is necessary according to the provisions hereof. The conversion of euro to United States dollars shall be made at the average of the rate published in the Wall Street Journal for the close of business in New York for the last thirty (30) days of the calendar quarter for which the payments are set. Reports shall be due on the forty-fifth (45th) day following the close of each respective calendar quarter. If no royalty is due for any royalty period hereunder, WFHC shall so report. WFHC shall keep accurate records in sufficient detail to enable the royalties and prices payable hereunder to be determined.

        4.2    Audits.

        (a) Upon the written request of Fournier at Fournier' expense and not more than once in each calendar year, WFHC shall permit an independent public accountant selected by Fournier and reasonably acceptable to WFHC, to have access during normal business hours to such of the records of WFHC and its Affiliates, sublicensees and Distributors as may be reasonably necessary to verify the accuracy of the royalty and price reports hereunder.

        (b) In the event such accountant concludes that additional royalties or amounts were owed during such period, the additional royalty or price shall be paid within thirty (30) days of the date Fournier delivers to WFHC such accountant's written report so concluding. The fees charged by such accountant shall be paid by Fournier unless the audit discloses that the royalties payable by WFHC for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, in which case WFHC shall pay the reasonable fees and expenses charged by the accountant.

        (c) If WFHC grants a sublicense pursuant to Section 3.1 of this Agreement, or sells the Product through a Distributor, WFHC shall include in the sublicense or distribution agreement a provision requiring the sublicensee or Distributor to make reports to WFHC, to keep and maintain records of sales made pursuant to such sublicense or distribution and to grant access to such records by Fournier's independent accountant to the same extent required of WFHC under this Agreement.

        (d) Upon the expiration of forty-eight (48) months following the end of any calendar year, the calculation of any royalties and Product price payable with respect to such year shall be binding and conclusive upon Fournier, and WFHC and its sublicensees and Distributors shall be released from any liability with respect to such royalties and adjustments for such year, except in case of fraud.

        4.3 Confidential Financial Information. Fournier agrees that all information subject to review under this Article 4 or under any sublicense agreement is confidential and that Fournier shall cause its accountant to retain all such information in confidence, subject to exceptions similar to those set forth in Article 6.1 hereof.

        4.4 Payment Terms. Royalties and Product price reconciliation adjustments shown to have accrued by each report provided for under Section 4.1 hereof shall be due and payable on the date such report is due. Royalties determined to be owing, and any overpayments to be credited, with respect to any prior quarter shall be added, together with interest thereon under Section 4.7 below from the date of the report for the quarter for which such amounts are owing, or credited, as the case may be, to the next quarterly payment hereunder.

        4.5 Exchange Control. All royalties due and other payments hereunder shall be paid in United States dollars. Any conversion of euro to US dollars which may be necessary hereunder, other than that made pursuant to Section 4.1 hereof, shall be made at the average of the rate published in the Wall Street Journal for the close of business in New York on the last thirty (30) days of the calendar month immediately preceding the month in which the relevant payment is made. If at any time legal restrictions prevent the prompt remittance of part or all royalties, payment shall be made through such lawful means or methods as the parties may determine.

        4.6 Payment Method. Except as provided in Section 4.5, all payments by WFHC to Fournier under this Agreement shall be made by bank wire transfer in immediately available funds to such accounts as Fournier specify to WFHC before such payment is due.

        4.7 Interest. If either party fails to pay any amount owed and payable to the other party hereunder, such amount shall without notice bear interest from the date it is due until payment is made to the other party at the base rate of Bank of America NT & SA plus two (2) percentage points, without prejudice to any other right or remedy available to that other party hereunder or otherwise.


                Article 5. INFRINGEMENT ACTIONS BY THIRD PARTIES

          If Fournier or WFHC, or any Indemnitee (as defined in Article 10 hereof) shall be named as defendants, either jointly or individually in a legal proceeding by a third party or shall be joined in the same litigation for infringement of a patent or trademark because of the manufacture, use or sale of Products, Fournier shall be entitled to control the defense of such suit. WFHC shall have the right to be represented by counsel of its own selection, but at its sole expense, and shall cooperate fully in the defense of such suit and furnish to Fournier all evidence and assistance in its control. WFHC shall have the right to consult with Fournier with respect to the defense of such suit and to receive copies of all pleadings, correspondence and other documents relating to such suit. Fournier shall not be entitled to settle such suit or otherwise consent to an adverse judgment in such suit without the express written consent of WFHC if such settlement or adverse judgment diminishes any right or interest of WFHC hereunder, provided that such consent shall not be unreasonably withheld.


                           Article 6. CONFIDENTIALITY

        6.1 Nondisclosure Obligations. Except as otherwise provided in this
Article 6, and subject to Article 7 hereof, during the term of this Agreement and for a period of ten (10) years thereafter, each party ("Recipient") shall maintain in confidence and use only for purposes of this Agreement any technical, scientific or business information and data relating to the other party's research, development, inventions, products, production, manufacturing, finances, marketing, customers, or business plans, including, but not limited to, trade secrets, know-how, clinical and non-clinical data, formulas, processes, or other intellectual property, that is or has been disclosed to or otherwise received or obtained by Recipient, whether or not in connection with or pursuant to this Agreement.

        For purposes of this Article 6, information and data described above shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party or its sublicensees may, on a confidential basis wherever reasonably possible, disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials with and to commercially market the Product. The obligation not to disclose and use Information shall not apply to any party of such Information that (i) is or becomes available to the public other than by acts of Recipient or its Affiliates or sublicensees in contravention of this Agreement; or (ii) is lawfully disclosed to Recipient or its Affiliates or sublicensees by a third party, provided such Information was not obtained by such third party directly or indirectly from the other party under this Agreement or its Affiliates; or
(iii) prior to disclosure under this Agreement, was already in the possession of Recipient or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under this Agreement or its Affiliates; or (iv) can be shown by written documents to have been independently developed by Recipient or its Affiliates without breach of any of the provisions of this agreement.

        6.2 Terms of This Agreement. Fournier and WFHC each agrees not to disclose any terms or conditions of this Agreement to any third party during the term thereof without the prior consent of the other party, except as required by applicable law or to persons with whom WFHC or Fournier has entered into or proposes to enter into a business relationship and who reasonably need to know such terms or conditions for the purposes of such relationship or tentative relationship, provided that any such disclosure shall be made on a confidential basis if legally possible. Notwithstanding the foregoing, prior to execution of this Agreement, WFHC and Fournier shall agree upon the substance of information that can be used to describe the terms of this transaction, and WFHC and Fournier may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

         Article 7. TRIALS, ADVERSE EVENTS, RELATIONS WITH FDA, QUALITY
                               ASSURANCE, RECALLS

        7.1 Trials. WFHC shall not perform or sponsor any clinical or non-clinical trial or test on or with any Product, nor permit its Affiliates or sublicensees to do so, unless Fournier's prior written consent has been obtained. As an exception, WFHC and its authorized Affiliates and sublicensees may without Fournier's prior consent perform or sponsor in the Territory any phase IV clinical trials which do not require IND approval by the FDA and are not meant to support any future IND. WFHC shall promptly provide Fournier with a copy of all documents (including but not limited to draft protocols, signed protocols, investigator's reports, draft publications and publications) and data relating to or provided from any trial or test on or with any Product. Notwithstanding the provisions of Article 6 hereof, such documents and data may be used, disclosed or published by Fournier, its Affiliates or licensees for purposes of Product promotion, subject to (i) WFHC's exclusive rights hereunder, and (ii) third party rights.

In the event that WFHC wishes to publish the results of any clinical trial performed or sponsored by WFHC on or with the Product, WFHC shall provide Fournier with a copy of the draft publication and shall not make any submission for publication unless Fournier's prior written approval has been obtained, provided that such approval shall not be unreasonably withheld, and provided further that any failure by Fournier to respond within one (1) month of receipt shall be considered acceptance of the relevant publication. In the event that Fournier wishes to publish the results of any clinical trial performed or sponsored by Fournier on or with the Product in any British, Canadian or American reputable scientific periodical, Fournier shall provide WFHC with a copy of the draft publication prior to submission.

        7.2 Adverse Events. Each party shall, during the term of this Agreement, have a continuing obligation to notify the other party immediately and within the reporting period imposed by any applicable governmental authority of any adverse reaction or complaint reported to such party resulting from the use of a Product.

During the term of this Agreement, WFHC shall be responsible for completion and submission to the FDA of any report involving an adverse reaction involving a Product. Fournier shall timely provide to WFHC any and all data relating to a Product sold by Fournier or any Affiliate, licensee or distributor of Fournier, which data is necessary for WFHC to timely complete and submit such report. WFHC shall, simultaneously with the submission of such report to the FDA, provide Fournier with a copy of such report. The parties shall execute a detailed Standard Operating Procedure for purposes of adverse event reporting.

        7.3 Dealings with FDA. WFHC shall, during the term of this Agreement and for a period of ten (10) years after the date of termination of this Agreement, immediately forward to Fournier a copy of any correspondence, information, report or notification that it receives from the FDA or other governmental authority relating to any Product. Except where precluded by any deadline imposed by the FDA, WFHC shall consult with Fournier prior to any meeting or other contact with the FDA and shall immediately forward to Fournier a copy of any letter, notification or report which is sent by WFHC to the FDA. Fournier and its designated Affiliate shall have the right to attend any meeting between WFHC and the FDA relating to the Product.

In the event WFHC proposes, or is requested or directed by the FDA, to make any change in the registration files for any Product, including, but not limited to, a change in the labeling or package inserts, WFHC shall immediately notify Fournier of such proposed change and, prior to requesting or accepting such change, obtain Fournier's prior written approval (which approval shall not be unreasonably withheld).

WFHC shall diligently file with the FDA any NDA amendments which Fournier has prepared and may reasonably require in connection with the manufacturing of the Product, including but not limited to any change in the suppliers of materials or the manufacturing. In the event that the FDA requires any additional clinical trial, the parties shall meet and decide whether such trial may reasonably be performed and how the cost thereof will be allocated, as the case may be.

        7.4 QA Agreement. The parties hereto shall as soon as reasonably possible after execution hereof execute a Quality Assurance Agreement specifying the pharmaceutical rules and procedures applicable to the supply of Product hereunder. The terms of this Agreement shall prevail over any conflicting terms contained in such Quality Assurance Agreement. Such Quality Assurance Agreement may be updated, or superseded by a new version thereof, at all reasonable times by mutual agreement.

        7.5 QA Audits. Each party shall secure the right for the other party to inspect any facility where the Product is manufactured, packaged or stored, at all reasonable times during regular business hours and upon not less than five
(5) working days' prior written notice. Such inspections shall be for regulatory and quality assurance purposes only.

        7.6 Recalls. In the event either party has reason to believe that one or more batches of any Product should be recalled or withdrawn from distribution, such party shall immediately notify the other party. In the event a recall of a Product is required because of any act or omission of, or a breach of this Agreement by, WFHC, Seller or any third party acting on behalf of WFHC or Seller, including, but not limited to, the handling, storage or distribution of such Product, WFHC shall (i) immediately notify Fournier of such recall and (ii) take such steps as may be necessary to effect such recall or as may be required by any governmental authority. In the event a recall is required as a result of a failure of a Product manufactured by Fournier or CST to conform to the criteria set forth in Section 2.1 (g) hereof or a breach by Fournier of its obligations hereunder, WFHC shall, after consultation with Fournier, take such reasonable steps as may be necessary to effect such recall, and Fournier shall reimburse WFHC for any reasonable documented costs associated with such recall. Upon request of WFHC, Fournier shall reasonably assist in such recall, except that such assistance shall not impose, or be deemed to impose, any liability on Fournier. In the event a recall is required because of an act or omission of both parties, then the parties shall negotiate in good faith which party shall undertake the recall and an appropriate allocation of the costs and expenses of such recall.


                        Article 8. PATENTS AND TRADEMARK

        8.1 No Technology Rights. Except as otherwise provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, trademarks, pending trademark applications or products, including items owned, controlled or developed by the other, or transferred by the other to said party at any time pursuant to this Agreement. It is understood and agreed by the parties that this Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their party of this Agreement.

        8.2 Enforcement of Patent Rights and Trademark. Fournier and WFHC shall promptly notify the other in writing of any alleged or threatened infringement of Patent Rights or Trademark in the Territory of which they become aware. Fournier or its relevant Affiliate shall have the right to prosecute any infringement described in this Section 8.2. If Fournier elects not to proceed with enforcement activity within (i) ninety (90) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then WFHC may act in its own name to commence litigation with respect to the alleged or threatened infringement. In the event a party brings an infringement action, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney. If Fournier or its relevant Affiliate brings an infringement action, WFHC and its authorized sublicensees shall have the right to join in such action in order to recover damages for injury to WFHC or such sublicensees resulting from the infringement. Neither party shall have the right to settle any patent or trademark infringement litigation under this Section 8.2 in a manner that diminishes the rights or interests of the other party without the express written consent of such other party, such consent not to be unreasonably withheld.

        The costs of any litigation commenced pursuant to this Section 8.2, including attorneys' fees and expenses, shall be borne by the party commencing such litigation, unless (i) the parties agree to a different cost sharing arrangement in any particular matter, or (ii) WFHC or its authorized sublicensees elect to join in an action instituted by Fournier or a Fournier Affiliate, in which case WFHC and such sublicensees shall bear the fees and expenses of their own legal counsel. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of any litigation under this Section 8.2 (except joint action) shall be retained by the party who brought the infringement action. In the event of a joint infringement action as aforesaid, the court shall decide on the allocation of any compensatory damages, and any punitive damages shall be shared equally by the parties.


                          Article 9. TERM, TERMINATION

        9.1 Expiration. Unless terminated earlier pursuant to Sections 3.9, 9.2 or 9.3 hereof, this Agreement shall expire on the expiration of the Term.


        9.2 Termination for Cause. Either party may terminate this Agreement upon the occurrence of any of the following:

        (a) Bankruptcy.

            Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other party (the "Bankrupt Party") with immediate effect in the event there shall have been appointed a trustee or receiver of the Bankrupt Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the Bankrupt Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the Bankrupt Party, and any such event shall have continued for thirty (30) days undismissed, unbound and undischarged.

        (b) Default. Upon the failure of either party to comply with any material obligation set forth in this Agreement (a "Default"), the non-defaulting party shall give to the defaulting party written notice (the "Notice of Default") specifying the nature of the Default and requesting that the defaulting party cures such Default within sixty (60) days. If the defaulting party shall dispute the existence, extent or nature of any Default set forth in a Notice of Default, the parties shall use good faith efforts to resolve the dispute. In the event any Default shall not be cured within sixty
(60) days of the defaulting party's receipt of a Notice of Default, the non-defaulting party shall be entitled to terminate this Agreement in its entirety and the licenses granted hereunder by giving written notice to the other party with immediate effect.

        (c) Upon a Change of Control of the other party, on ninety (90) days' written notice to such other party. This termination right may be exercised by a party each time there is a Change of Control, whether or not exercised with respect to an earlier Change of Control. The party subjected to a Change of Control shall promptly notify the other party thereof in writing, giving all relevant particulars of the Change of

Control, and that other party may exercise this termination right within ninety
(90) days of receipt of such notice.

        9.3 Immediate Termination.

            (a) This Agreement may be terminated immediately by a party by written notice if the other party: (i) admits in writing its inability to fulfill its obligations as they become due, (ii) ceases or threatens to cease to carry on business, whether hereunder or generally, or (iii) cannot maintain the required insurance coverage under Section 10.4 hereof. This Agreement may be terminated immediately by Fournier by written notice if WFHC fails to pay to Fournier any of the amounts referred to in Section 3.2 (b), (c), (d) and (e) hereof on the date such payment is due.

            (b) This Agreement may be terminated immediately by WFHC by written notice in the event that the shipment by Fournier of the amount of Product specified for shipment November 5th, 1999 in Appendix 2 has not been completed by November 5, 1999.

This termination right shall lapse on December 31, 1999.


        9.4 Effect of Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination and the provisions of Article 4, Article 6, Section 7.3, Article 10 and Section 11.5 (b) shall survive the termination or expiration of this Agreement.

        9.5 Remedies. Subject to section 11.5(b) hereof, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

        9.6 Other Consequences of Termination.

            (a) Upon termination or expiration of this Agreement, WFHC shall, within thirty (30) days from the date of receipt of a request from Fournier, transfer, free of charge, to Fournier or such third party as Fournier may designate each open IND and NDA held or obtained by WFHC or any Affiliate or sublicensee of WFHC in connection with the Product. Failure by WFHC to promptly transfer, without good cause, such IND or NDA in accordance with this Section
9.6 (a) shall entitle Fournier to seek any and all remedies to which Fournier is entitled by law or in equity.

            (b) All purchase orders for Product submitted by WFHC, which have not been shipped prior to termination or expiration of this Agreement, shall become automatically null and void, except for such orders which have been submitted by WFHC to meet firm orders of any customer of WFHC or any Affiliate of WFHC.

             (c) Fournier shall have the right to repurchase any Product owned by WFHC, which, at the time of Fournier's request pursuant to Section 9.6 (a) hereof, is fit for sale and has not less than twelve months' remaining shelf life, at the price paid by WFHC to Fournier for such Product, subject to the rights of any independent third party to or in such Product which existed prior to such termination or expiration. Promptly following such termination or expiration, but in no event later than thirty (30) days after such date of termination or expiration, WFHC shall provide Fournier with a complete and detailed list of the inventory of the Product (including but not limited to the remaining shelf life for each unit of Product) and shall allow access of such inventory by Fournier's representatives to enable Fournier to determine what part, if any, of such inventory Fournier may repurchase. Such right of repurchase shall lapse sixty (60) days after the date of receipt by Fournier of such inventory of Product.

             (d) In the event of termination pursuant to Section 9.3 (b) hereof, WFHC shall within thirty (30) days of termination pay Fournier for the Product (including Samples and Placebo Samples) then produced or then being in the process of manufacture which had been ordered by WFHC, at the price of EUR
0.12 per patch. Such Product shall not be delivered to WFHC.


                              Article 10. INDEMNITY

        10.1 Fournier's Right to Indemnification. WFHC shall indemnify and hold harmless Fournier, its successors and assigns, CST and the directors, officers, employees, agents, attorneys and representatives thereof (collectively "Indemnitee(s)"), from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees) of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or proprietary rights, fees and damages arising out of or resulting from WFHC's handling, storage, shipment, promotion, marketing, use or distribution of the Product, other than claims or liabilities for which Fournier is required to indemnify WFHC pursuant to section 10.2 hereof.

        10.2 WFHC's Right to Indemnification. Fournier shall indemnify and hold harmless WFHC, its successors and assigns, and the directors, officers, employees, agents, attorneys and representatives thereof (collectively "Indemnitee(s)"), from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees) of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, arising out of or resulting from (a) the use of or administration of finished Product containing a defect resulting from Fournier's negligence, willful misconduct or breach of its warranties set forth in section 2.1 (g) hereof; or (b) infringement of the Trademark or any third party intellectual property right covering the manufacture of the Product (subject to Section 3.8 hereof). As used herein, the term "covering" shall mean, with respect to any act, an act which would, in the absence of a license provided hereunder, infringe a claim of a pending patent application, if issued as a patent, or a patent which has not been finally held invalid or unenforceable by a court of competent jurisdiction.

        10.3 Procedure. Any Indemnitee that intends to claim indemnification under this Article 10 shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
10. The Indemnitee under this Article 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

        10.4 Insurance. WFHC shall maintain insurance against such risks (including product liability) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted under this Agreement and is appropriate to cover its indemnification obligation hereunder. WFHC shall carry comprehensive general liability insurance, including product liability endorsements, in an amount of not less than $5,000,000 per occurrence and $10,000,000 in the aggregate.


                            Article 11. MISCELLANEOUS

        11.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war

(whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

        11.2 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

        11.3 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

        11.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

           If to Fournier:    Laboratoires Fournier S.A.
                              50 rue de Dijon,
                              21121 Daix, France
                              Attention: Vice-President, Pharmaceutical Division

           If to WFHC:        Women First HealthCare, Inc.
                              12220 El Camino Real
                              Suite 400
                              San Diego, California 92130
                              Attention: President and Chief Executive Officer

        11.5 Applicable Law; Arbitration.

             (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to such state's conflicts of laws principles.

             (b) Arbitration. Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be promptly presented to the Chief Executive Officers of Fournier and WFHC for resolution and if the Chief Executive Officers cannot promptly resolve such disputes, then such dispute shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. The party giving such notice shall refrain from instituting the arbitration proceedings for a period of fifteen (15) days following such notice. Any arbitration hereunder shall be conducted under the Rules of the American Arbitration Association. Each such arbitration shall be conducted by one (1) arbitrator appointed and acting in accordance with such rules. Any such arbitration shall be held in New York, New York. The arbitrator shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as he/she determines. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, provisional measures may be applied for in any court having jurisdiction.

        11.6 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior documents, correspondence, agreements, negotiations, offers, proposals, understandings, warranties and representations, whether oral or written. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

        11.7 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

        11.8 Independent Contractors. It is expressly agreed that Fournier and WFHC shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Fournier nor WFHC shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

        11.9 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or breach by the other party shall not be deemed a waiver of any other right hereunder of any other breach or failure by said other party whether of a similar nature or otherwise.

        11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


LABORATOIRES FOURNIER S.A                    WOMEN FIRST HEALTHCARE, INC.


By: /s/                                      By: /s/ David F. Hale
   --------------------------------             --------------------------------

Title: VP Pharmaceutical                     Title: President and Chief
      -----------------------------                 Executive Officer
                                                   -----------------------------

                                   APPENDIX 1


                      Sales Year 1          Sales Year 2         Sales Year 3

Sales Forecast        * * *                 * * *                * * *

Samples               * * *                 * * *                * * *


                            All by number of patches



***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.